PROMISSORY NOTE

$21,000                                                                            Dated February 2, 2010

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Greentree Financial Group, Inc. (the “Holder”), the sum of TWENTY ONE THOUSAND AND NO/00 ($21,000) DOLLARS to pay off existing debt for services rendered in assistance with a reverse merger transaction and previously performed SEC compliance 10-K, 10-Q and Edgarization services for Exercise for Life Systems, Inc., with an interest rate of 10%, payable six months from the date of execution hereof.

THE TOTAL OF TWENTY ONE THOUSAND AND NO/00 ($21,000) DOLLARS, PLUS ACCRUED INTEREST, WILL BE PAID, AUGUST 2, 2011. This note may be converted into common stock at par value at any time at the discretion of the Holder.

IN WITNESS WHEREOF, the Maker has caused this note to be executed by its duly authorized officer on this 2nd day of February, 2010.

MAKER
Exercise of Life Systems, Inc.

By:/s/ Adam Slazer
Adam Slazer
President